Exhibit 99.1
NEWS RELEASE

Contact:	Trey Stolz
Director of Financial Planning & Analysis
Basic Energy Services, Inc.
817-334-4100

BASIC ENERGY SERVICES REPORTS
THIRD QUARTER 2020 RESULTS

FORT WORTH, TEXAS - November 2, 2020 - Basic Energy Services, Inc. (OTCQX: BASX) (“Basic” or the “Company”) today announced its financial and operating results for the third quarter ended September 30, 2020.

Third Quarter 2020 Results

•Reported revenues from continuing operations of $95.4 million, net loss from continuing operations of $29.2 million and loss per share from continuing operations of $1.17;
•Compared to the second quarter of 2020, revenues increased 6% sequentially in the third quarter after reaching a low point in May amid the COVID-19 pandemic, with revenue increasing sequentially for each month of the third quarter;
•G&A expenses for the quarter decreased 16% relative to the second quarter of 2020 as the Company's previously announced expense reduction efforts continue to make a positive impact; and
•The active well servicing rig count in the last week of October was up nearly 100 rigs from the trough in May, with Agua Libre Midstream disposal water volumes up 5% relative to the second quarter of 2020, and piped volumes up 9% over the same period.

The Company reported third quarter 2020 revenue from continuing operations of $95.4 million, a net loss from continuing operations of $29.2 million and a basic and diluted loss per share of $1.17, not including loss from discontinued operations of $2.9 million or $0.12 basic and diluted loss per share. This is compared to continuing operations revenues of $89.6 million, a net loss on continuing operations of $39.7 million, or $1.59 basic and diluted loss per share in the second quarter of 2020. In the third quarter of 2019, Basic generated $144.2 million in continuing operations revenues. For the third quarter of 2020, continuing operations EBITDA(1) was a loss of $4.5 million. Continuing operations EBITDA(1) was a loss of $14.4 million for the second quarter of 2020 and $6.5 million for the third quarter of 2019. Continuing operations Adjusted EBITDA(1) was a loss of $7.8 million for the third quarter of 2020, compared to a loss of $5.0 million during the second quarter of 2020 and $13.1 million during the third quarter of 2019.

Keith Schilling, President and CEO stated, “While extraordinary challenges persist due to the COVID-19 pandemic, we are seeing progress in reducing our overall cost structure, with G&A expenses down 16% from that of the second quarter. We are seeing continued improvement in activity levels and revenue, with sequential increases in each month of the third quarter. That progression is continuing into October, with our active rig count now nearly double the low experienced in May. However, in November and December, we expect seasonality to impact revenue and margins and therefore we remain focused on cost structure and liquidity management. These measures include limiting capital expenditures, which totaled approximately $1 million for the third quarter. We expect to be below our previously stated target of $5 million for the second half of 2020."

1EBITDA and Adjusted EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Exhibit 99.1
Third Quarter 2020 Business Segment Results

(See Segment Data tables for quarterly and annual financial and operational data)

Well Servicing

Well Servicing revenue was $53.2 million during the third quarter of 2020, an increase of 12% sequentially from $47.3 million in the prior quarter. The increase was primarily due to increased activity as a result of improving commodity prices. Well servicing revenues were $57.4 million in the third quarter of 2019. Weather and holidays negatively impacted well servicing revenues by approximately $1.4 million in the third quarter of 2020 compared to $1.7 million in both the second quarter of 2020 and the third quarter of 2019, respectively.

Segment profit in the third quarter of 2020 was $8.4 million, an increase of 6% compared to $7.9 million in the prior quarter, and a decrease of 9% from $9.3 million during the third quarter of 2019. Segment profit margin was 16% of segment revenue in the third quarter of 2020, down from 17% in the prior quarter. In the third quarter of 2019, segment profit margin was 16% of segment revenue. Segment profits in the third quarter of 2020 were impacted by $1.9 million of non-recurring charges, compared to $1.8 million in the second quarter of 2020.

Water Logistics

Water Logistics revenue in the third quarter of 2020 was $30.7 million, compared to $33.3 million in the prior quarter. During the third quarter of 2019, this segment generated $48.5 million in revenue.

Total disposal volumes at Agua Libre Midstream increased to 7.8 million barrels, with pipeline water volumes increasing by 9% to 3.6 million barrels to make up 46% of total barrels disposed during the third quarter of 2020, compared to a total of 7.4 million barrels, with 3.3 million pipeline barrels during the second quarter of 2020. Disposal volumes continue to be depressed from 2019 levels due to a lack of completion activity and associated flowback volumes, and decreasing production overall due to wells being shut in.

Segment profit in the third quarter of 2020 was 7%, or $2.2 million, compared to a profit of 23% or $7.7 million in the second quarter of 2020. Segment profit in the same period in 2019 was $13.7 million, or 28% of segment revenue. Segment profits in the third quarter of 2020 were impacted by $2.4 million of non-recurring charges, compared to $0.5 million in the second quarter of 2020.

Completion & Remedial Services
Completion & Remedial Services revenue from continuing operations was $11.5 million in the third quarter of 2020 compared to $9.1 million in the prior quarter. The 27% increase in revenues was primarily due to the increased 24-hour rig package work in the third quarter. In the third quarter of 2019, this segment generated $38.3 million in revenue.

Segment profit in the third quarter of 2020 was 0% of revenue compared to a segment loss of 6% of revenue or $0.6 million in the prior quarter. Segment profit margins increased due largely to higher revenue levels. During the third quarter of 2019, segment gross profit was $12.6 million, or 33% of segment revenue. Segment profits in the third quarter of 2020 were impacted by $0.2 million of non-recurring charges compared to $0.7 million in the second quarter of 2020.

General & Administrative Expense

General and administrative (“G&A”) expense decreased to $25.5 million in the third quarter of 2020 compared to $30.4 million in the second quarter of 2020 and $28.5 million in the third quarter of 2019, prior to Basic's acquisition of C&J Well Services ("C&J"). Non-recurring charges for the quarter totaled $2.5 million compared to $7.5 million in the second quarter of 2020 and $2.0 million in the third quarter of 2019. Non-cash stock compensation, included in G&A, was $0.1 million for the third quarter of 2020, compared with $0.1 million in the second quarter of 2020. Third quarter 2019 non-cash stock compensation, included in G&A, was $1.2 million.

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP

Exhibit 99.1
Interest Expense

Net interest expense for the third quarter of 2020 was $11.7 million, which included accrued interest on Basic’s Senior Secured Notes, the ABL Facility, the Senior Secured Promissory Note, capital leases and other financings. Net interest expense in the second quarter of 2020 was $12.8 million, and $11.5 million in the third quarter of 2019.

Income Taxes

Tax expense for the third quarter of 2020 was $40 thousand. The effective tax rate was 0.1% in the third quarter of 2020 compared to 0.8% in the prior quarter and 8.9% in the third quarter of 2019. The deferred tax liabilities acquired with the acquisition of C&J provided a source of future taxable income which allowed the Company to recognize a tax benefit on a portion of the long-lived asset impairment recorded during the three months ended March 31, 2020.

As of September 30, 2020, considering the impact on NOL carryforward limitations as a result of transactions during the first quarter of 2020, the Company had approximately $366.7 million of NOL carryforwards for federal income tax purposes. The Company provides a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. As of September 30, 2020, a valuation allowance of $138.4 million was recorded against the Company's net deferred tax assets for all jurisdictions that are not expected to be realized.

Cash and Total Liquidity

As of September 30, 2020, the Company had cash, restricted cash and cash equivalents of $14.2 million. The Company had $16.3 million of availability, as defined under the ABL Facility as of September 30, 2020. To maintain compliance with certain of the minimum availability covenant requirements, in early July 2020 the Company repaid the $2.6 million amount of borrowings that was previously outstanding as of June 30, 2020, and during the third quarter of 2020, the Company advanced $7.4 million, net, of our available cash balance to the Administrative Agent to maintain compliance with the minimum availability covenant requirements.

Capital Expenditures
Total capital expenditures during the third quarter of 2020 were approximately $1.1 million. Additionally, the Company received $6.5 million in proceeds from dispositions during the quarter. The Company currently anticipates full year 2020 capital expenditures of approximately $11.5 million, of which approximately $2 million will be categorized as expansion capital.

About Basic Energy Services

Basic Energy Services provides wellsite services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil-producing regions located in Texas, California, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota and Colorado. Our operations are focused in liquids-rich basins that have historically exhibited strong drilling and production economics in recent years with a significant presence in the San Joaquin Basin, Permian Basin, Powder River Basin, and the Bakken, Eagle Ford, and Denver-Julesburg shales. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information on Basic Energy Services is available on the Company’s website at www.basices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and reflect Basic’s current views about future events. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Although Basic believes the expectations reflected in its forward-looking statements are
1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP

Exhibit 99.1
reasonable and are based on reasonable assumptions and estimates, certain risks and uncertainties could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and the presentation. These risks and uncertainties include, without limitation, our ability to successfully execute, manage and integrate acquisitions, including the recent acquisition of C&J, reductions in our customers’ capital budgets, our own capital budget, limitations on the availability of capital or higher costs of capital, volatility in commodity prices for crude oil, including the recent significant decline in oil prices, and natural gas, local and global impacts of the COVID-19 virus, and the negative impacts of the delisting of the Company’s common stock from the NYSE. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Any forward-looking statement speaks only as of the date on which such statement is made and Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise, except as required by applicable law.

- Tables to Follow -

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(Unaudited)
Revenues:
Well Servicing	$53,211	$57,439	$158,670	$177,941
Water Logistics	30,705	48,451	108,340	155,083
Completion & Remedial Services	11,484	38,273	46,430	112,304
Total revenues	95,400	144,163	313,440	445,328
Expenses:
Well Servicing	44,766	48,111	134,968	143,081
Water Logistics	28,506	34,783	87,207	107,611
Completion & Remedial Services	11,503	25,685	42,331	78,070
General and administrative, including stock-based compensation of $68 and $1,163 in the three months ended September 30, 2020 and 2019, respectively, and $1,481 and $7,767 in the nine months ended September 30, 2020 and 2019, respectively	25,451	28,529	90,958	90,471
Impairments	1,830	—	101,458	—
Depreciation and amortization	12,976	17,819	40,593	51,297
(Gain) loss on disposal of assets	(5,190)	738	(5,700)	2,014
Total expenses	119,842	155,665	491,815	472,544
Operating loss	(24,442)	(11,502)	(178,375)	(27,216)
Other income (expense):
Interest expense	(11,683)	(11,584)	(35,077)	(32,556)
Interest income	—	113	63	472
Gain on derivative	6,966	—	3,916	—
Other income	46	212	107	558
Loss from continuing operations before income taxes	(29,113)	(22,761)	(209,366)	(58,742)
Income tax (expense) benefit	(40)	(2,016)	4,058	(137)
Loss from continuing operations	$(29,153)	$(24,777)	$(205,308)	$(58,879)
Loss from discontinued operations	$(2,926)	$(14,100)	$(16,250)	$(35,251)
Net loss	$(32,079)	$(38,877)	$(221,558)	$(94,130)

Net loss from continuing operations per share, basic and diluted	$(1.17)	$(0.97)	$(8.23)	$(2.22)
Net loss from discontinued operations per share, basic and diluted	$(0.12)	$(0.55)	$(0.65)	$(1.33)
Net loss per share of common stock, basic and diluted	$(1.29)	$(1.52)	$(8.88)	$(3.55)

(a) Includes approximately $68,000 and $1,163,000 of non-cash compensation for the three months ended September 30, 2020 and 2019, respectively, and $1,481,000 and $7,767,000 for the nine months ended September 30, 2020 and 2019, respectively.

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Other Financial Data:
EBITDA (1)	$(4,454)	$6,529	$(133,759)	$24,639
Adjusted EBITDA (1)	$(7,809)	$13,139	$(11,433)	$41,280
Capital expenditures:
Acquisitions, net of cash acquired	$—	$—	$59,350	$—
Property and equipment	$1,050	$14,474	$6,872	$46,263
Capital leases	$—	$1,444	$498	$7,588

	As of
	September 30, 2020	December 31, 2019
	(Unaudited)	Audited
Balance Sheet Data:
Cash, restricted cash and cash equivalents	$14,236	$36,217
Net property and equipment	236,539	297,113
Total assets	396,705	550,474
Total long-term debt	304,050	308,365
Total stockholders' equity (deficit)	$(156,065)	$41,123

	Nine Months Ended September 30,
	2020	2019

Cash Flow Data:	(unaudited)
Net cash provided by operating activities	$222	$28,512
Net cash used in investing activities	(15,954)	(39,552)
Net cash (used in) financing activities	(6,249)	(28,800)
Segment Financial and Operational Data (unaudited, in thousands):

	Well Servicing	Water Logistics	Completion & Remedial Services	Continuing Operations Total	Discontinued Operations
Three Months Ended September 30, 2020
Operating revenues	$53,211	$30,705	$11,484	$95,400	$—
Direct operating costs	(44,766)	(28,506)	(11,503)	(84,775)	(2,301)
Segment profits	$8,445	$2,199	$(19)	$10,625	$(2,301)
Direct margin by segment	16%	7%	—%	11%	—%

Three months ended June 30, 2020
Operating revenues	$47,318	$33,254	$9,065	$89,637	$25
Direct operating costs	(39,385)	(25,582)	(9,646)	(74,613)	(892)
Segment profits	$7,933	$7,672	$(581)	$15,024	$(867)
Direct margin by segment	17%	23%	(6)%	17%	(3,468)%

Three Months Ended September 30, 2019
Operating revenues	$57,439	$48,451	$38,273	$144,163	$34,202
Direct operating costs	(48,111)	(34,783)	(25,685)	(108,579)	(29,886)
Segment profits	$9,328	$13,668	$12,588	$35,584	$4,316
Direct margin by segment	16%	28%	33%	25%	13%

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Segment Data:
Well Servicing:
Weighted average number of rigs	539	307	504	308
Rig hours (000's)	120	149	351.4	469
Rig utilization rate	31%	68%	33%	71%
Revenue per rig hour, excluding manufacturing	$441	$381	$436	$357
Well servicing rig profit per rig hour	$61	$90	$65	$80
Segment profits as a percent of revenue, excluding manufacturing	16%	24%	15%	23%

Water Logistics:
Weighted average number of fluid service trucks	1,336	795	1,220	809
Truck hours (000's)	278.3	382.5	954.1	1,209.8
Pipeline volumes (000's)	3,575	3,807	10,470	10,031
Segment profits as a percent of revenue	7%	28%	20%	31%

Completion & Remedial Services:
Coiled tubing HHP	25,300	25,300	25,300	25,250
Rental and Fishing Tool Stores	23	13	23	13
Segment profits as a percent of revenue	—%	33%	9%	30%

Supplemental Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
This earnings release contains references to the non-GAAP financial measure of earnings (net income/loss) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income/loss) before interest, taxes, depreciation and amortization, inventory write-downs, impairment expenses, the gain or loss on disposal of assets, non-cash stock compensation, gain or loss on derivative, severance costs, professional fees incurred in association with completed or contemplated transactions, tax consulting, bad debt, transition services, and contemplated deal costs or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, the Company believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:
•The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•Its operating performance and return on invested capital as compared to those of other companies in the oilfield services industry.
EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•EBITDA does not reflect income taxes;
1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP

Exhibit 99.1
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in the industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
•Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•Adjusted EBITDA does not reflect Basic’s non-cash stock compensation;
•Adjusted EBITDA does not reflect Basic’s inventory write-downs;
•Adjusted EBITDA does not reflect Basic’s impairment expenses;
•Adjusted EBITDA does not reflect Basic's gain on derivative;
•Adjusted EBITDA does not reflect Basic’s professional and legal fees related to costs incurred for completed or contemplated mergers and acquisitions that we did not pursue during the three months ended September 30, 2019;
•Adjusted EBITDA does not reflect Basic's strategic consulting fees;
•Adjusted EBITDA does not reflect Basic's training related payroll costs for rig redeployments;
•Adjusted EBITDA does not reflect Basic's significant insurance claims during the three months ended September 30, 2020;
•Adjusted EBITDA does not reflect Basic's severance costs;
•Adjusted EBITDA does not reflect Basic’s fees related to costs incurred for transition and consulting services to integrate completed acquisitions;
•Adjusted EBITDA does not reflect accrual for executive severance payments during the nine months ended September 30, 2019;
•Adjusted EBITDA does not reflect the write-off of certain bad debt incurred from certain customers that filed for bankruptcy during the three months ended September 30, 2020; and
•Other companies in the industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net loss to EBITDA (unaudited, in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of Net Loss to EBITDA:
Net loss from continuing operations	$(29,153)	$(24,777)	$(205,308)	$(58,879)
Income tax expense (benefit)	40	2,016	(4,058)	137
Net interest expense	11,683	11,471	35,014	32,084
Depreciation and amortization	12,976	17,819	40,593	51,297
EBITDA	$(4,454)	$6,529	$(133,759)	$24,639

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP

Exhibit 99.1
The following table presents a reconciliation of net loss to Adjusted EBITDA (unaudited, in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss from continuing operations	$(29,153)	$(24,777)	$(205,308)	$(58,879)
Income tax expense (benefit)	40	2,016	(4,058)	137
Gain on Derivative	(6,966)	—	(3,916)	—
Net interest expense	11,683	11,471	35,014	32,084
Depreciation and amortization	12,976	17,819	40,593	51,297
Inventory and other write-downs	—	3,864	5,281	3,864
Impairment expense	1,830	—	96,615	—
Loss (Gain) on disposal of assets	(5,190)	738	(5,700)	2,014
Non-cash stock compensation	68	1,165	1,482	7,767
Severance costs	609	—	6,999	—
Professional fees	813	—	3,068	936
Acquisition costs	—	—	8,862	—
Bad debt	732	—	2,489	—
Integration and transition costs	2,044	—	4,441	—
Significant insurance claims	2,000	—	2,000	—
Training related payroll costs	705	—	705	—
Contemplated deal costs	—	—	—	1,217
Executive compensation costs	—	843	—	843
Adjusted EBITDA	$(7,809)	$13,139	$(11,433)	$41,280

The following table presents a reconciliation of net cash provided by operating activities to free cash flow (unaudited, in thousands):

	Nine Months Ended September 30,
	2020	2019

Net cash (used) provided by operating activities	$222	$28,512
Payment for sustaining and replacing property and equipment (capital expenditures)	(4,819)	(18,977)
Free cash flow	$(4,597)	$9,535

Net cash used in investing activities	$(15,954)	$(39,552)
Net cash (used in) financing activities	$(6,249)	$(28,800)

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP